RETIREMENT PLAN SERVICE PROVIDER AGREEMENT

This Retirement Plan Service Provider Agreement is entered into as of this 27th day of February 2009, by and among Nationwide Financial Services, Inc., a corporation organized and existing under the laws of the state of Delaware and on behalf of its subsidiaries listed on Appendix A (collectively “Service Provider”), OppenheimerFunds Distributor, Inc., a New York corporation (“OFDI”), OppenheimerFunds, Inc., a Colorado corporation (“OFI”), on behalf of itself and its division, OppenheimerFunds Services (“OFS”) (this “Agreement”) (collectively “Company”) which serve, respectively, as distributor of, investment manager to, and transfer agent for the mutual funds (the “Funds”) listed on or otherwise described in Appendix B.

W I T N E S S E T H:

WHEREAS, Service Provider provides administrative and/or record keeping services to various retirement plans which meet the respective applicable requirements of Sections 401(a), 403(b) and 457 of the Internal Revenue Code of 1986, as amended (the “Code”) as well as other employer-sponsored retirement or investment plans (collectively, “Plans”) and Service Provider further provides operational support in connection with the offering and maintenance of the Plans; and

WHEREAS, Service Provider and the Company may mutually desire the inclusion of the Funds as investment options in group annuity contracts issued through separate accounts (collectively, “Separate Accounts”) and trust/custodial accounts sponsored by Service Provider for the investment of Plan assets (collectively, “Trust/Custodial Accounts”); and

WHEREAS, the Plans allow for the allocation of assets received by Service Provider to the Funds for investment in shares of the Funds, as well as redemptions of the Fund shares; and

WHEREAS, the selection of investment options with respect to any Fund is made by the Plan  or the Plan participants (“Participants”),  and such Plan or Participants may reallocate their investments among the investment options in accordance with the terms of the Plan.

NOW THEREFORE, Service Provider and the Company, in consideration of the mutual understandings and covenants described herein, agree that certain classes of shares of the Funds (“Fund Shares”) will be available as investment options in the Plans offered by Service Provider, subject to the following:

1.           Performance of Services.  Service Provider agrees to perform the administrative functions and services set forth below in this Section 1 or as requested by the Plans with respect to Fund Shares for the Plans (the “Services”) in accordance with the terms of this Agreement.  The Services to be performed by Service Provider under this Agreement shall include, without limitation:

(a)           under some circumstances, maintaining account records for each Participant, including (i) a daily record of the number of shares of a Fund owned by the Plan on behalf of each Participant, (ii) the value of each Participant’s account (“Participant Account”), (iii) the dividends accrued on such accounts, and (iv) a record of all exchanges, purchases, and redemptions for each Participant Account;

(b)           processing trade corrections and exceptions for Plan and Participant records when required;

(c)           supporting and responding to service inquiries from Plans and Participants;

(d)           responding promptly to written correspondence or other communications from Plans and Participants;

(e)           generating written confirmations, mailing account statements and notices to Plans and Participants, through each Plan’s authorized representative;

(f)           receiving orders, in accordance with the procedures outlined in Section 9 hereof, for the purchase, exchange and redemption by Plans of Fund Shares;

(g)           reporting tax-related information to governmental authorities and Plans or Participants as required by federal and state laws, rules and regulations as in effect from time to time and calculating and processing applicable withholding of all taxes; and

(h)           distributing to each Plan, through its authorized representative, Fund prospectuses, proxy materials, periodic Fund reports to shareholders and other materials that the Funds determine are required by law or otherwise to provide to their shareholders or prospective shareholders.

None of OFDI, OFI, OFS, or any Fund shall have any responsibility with respect to the provision of administrative or recordkeeping services for Plans, including tax reporting or tax withholding for the individual Participants.  Service Provider will, in accordance with the terms of the Rule 22c-2 Agreement between Service Provider and the Funds, cooperate with the Company to implement the Funds’ restrictions on purchases and redemptions that follow a market timing pattern to the best of its ability, including but not limited to providing information on transactions, as may reasonably be requested by the Company.  In the event of any conflict between the terms of this Agreement and the terms of the Rule 22c-2 Agreement between Service Provider and the Funds, the terms of the Rule 22c-2 Agreement between Service Provider and the Funds shall control.

The Company represents that the risks to Participants resulting from market timing in the Funds and any policies and procedures adopted to deal with such risks, are described in the respective Fund prospectus and Statement of Additional Information.

Service Provider has policies and procedures in effect to detect and deter short-term or disruptive trading practices.  Service Provider’s policies and procedures include, but are not limited to: monitoring participant trading activity, imposing trade restrictions and enforcing redemption fees imposed by the Funds (if applicable).  The Company acknowledges that Service Provider shall apply its own trade monitoring policies and procedures to trading of Fund shares hereunder which may differ from the criteria set forth in the Fund’s Prospectus and Statement of Additional Information (SAI).

The Company represents that purchase orders (including exchanges) will be rejected only when consistent with policies adopted by the Board(s) of the Fund(s) acting in the best interest of all shareholders, as disclosed in the then-current prospectus and Statement of Additional Information for the Fund(s).

2.           Purchase of Fund Shares.  OFDI shall make Fund Shares available for purchase for the benefit of Plans and their Participants, at net asset value (“NAV”) without sales charge (and without the payment of a sales commission) in accordance with the terms of each Fund’s Prospectus and SAI.  The Fund Shares shall be available for purchase for so long as such shares remain generally available for purchase by the public, or for so long as this Agreement has not been terminated pursuant to Section 18 hereof.  The purchase, exchange or redemption of a Fund’s Class B shares is not permitted under this Agreement.  The purchase, exchange and redemption of the Fund Shares shall be subject to the procedures and limitations set forth in Appendix D hereto.  It is acknowledged and agreed that the availability of the Fund Shares shall be subject to such Fund’s Prospectus and SAI, federal and state securities laws and applicable rules and regulations of the Financial Industry Regulatory Authority, Inc. (“FINRA”).

3.           Omnibus Accounts.  Unless otherwise agreed to by OFS and Service Provider, OFS shall maintain one omnibus account for each Separate Account or Trust/Custodial Account per Fund.

4.           Payments for Services.  In consideration of the Services provided by Service Provider pursuant hereto and subject to Service Provider’s compliance with all of the provisions of this Agreement, OFI, OFS and/or OFDI, as the case may be, shall pay to Service Provider the amount set forth in Appendix C hereto.  The payment of the amount set forth in Appendix C hereto to Service Provider shall be solely in return for Service Provider’s performance of the Services defined in Section 1 of this Agreement, and is not intended to, and shall not, constitute payment in any manner for the provision of investment advisory or distribution-related services by Service Provider.

5.           12b-1 Service Fees. In consideration of the services provided by Service Provider hereunder which consist primarily of shareholder/personal services, OFDI shall compensate the Service Provider’s broker/dealer subsidiary under the terms set forth in each applicable Fund’s Prospectus and distribution plan (“Rule 12b-1 Plan”) pursuant to Rule 12b-1 under the Investment Company Act of 1940, as amended (the “Investment Company Act”), for providing personal service and maintenance of accounts of such entities’ customers with regard to Fund Shares.  Such compensation is referred to herein as a “12b-1 service Fee.”  The services to be provided in return for payment of a 12b-1 service fee include, among others:

(a)           answering customer inquiries about the Fund and providing other personal service;

(b)           assisting in establishing and maintaining accounts in the Fund;

(c)           making the Funds available and providing other mutually agreed upon services at the request of the Fund or OFDI.

The amount of the 12b-1 service fee, the calculation of the 12b-1 service fee and the payment of the 12b-1 service fee shall be consistent with the terms set forth in each applicable Fund’s Prospectus and SAI and Rule 12b-1 plan.  The payment of the 12b-1 service fee to Service Provider by or on behalf of a Fund is subject to the limitations set forth in the applicable Rule 12b-1 plan and may be reduced, revised or terminated altogether at any time at the discretion of that Fund’s board of trustees or directors, as the case may be.  OFDI shall provide Service Provider with reasonable advance notice of any change in fees payable to Service Provider.

6.           Maintenance of Records and Procedures.

Recordkeeping and other administrative services to Participants shall be the responsibility of Service Provider and shall not be the responsibility of OFI, OFS, OFDI or the Funds.  None of OFI, OFS, OFDI or the Funds shall maintain separate accounts or records for Participants. Service Provider shall maintain and preserve all records as required by applicable law, rules, regulations and/or this Agreement in connection with providing the services described herein, and shall otherwise comply with all laws, rules and regulations applicable thereto.  Service Provider acknowledges that, to the extent records are required to be maintained and preserved by the Service Provider with respect to a Fund pursuant to the provisions of Rule 31a-1 and Rule 31a-2 under the Investment Company Act, the records are the property of such Fund.  Notwithstanding the foregoing, upon request of OFI, OFDI, OFS or any Fund, Service Provider, to the extent it is not prohibited by law or contract from providing and subject to the terms of this Agreement including but not limited to the confidentiality provisions, shall provide to OFI, OFS, OFDI or the Funds copies of the historical records relating to transactions between the Fund and the Plan, in each case (i) as are maintained by Service Provider in the ordinary course of business and (ii) as may reasonably be requested to enable the Fund and its representatives, including, without limitation, such Fund’s auditors or legal counsel, to (A) monitor and review the Services; (B) comply with any request of a governmental body, self regulatory organization or the Plan; (C) verify compliance by Service Provider with the terms of this Agreement and with all applicable laws, rules and regulations; or (D) make required regulatory reports, as further described in Section 7 below.

At the expense of OFS or the Fund, as applicable, and subject to the terms of this Agreement, including but not limited to the confidentiality provisions, Service Provider further agrees that it shall permit OFS (or its designated agent, if bound by the confidentiality provisions of this Agreement) and each Fund (or its designated agent,  if bound by the confidentiality provisions of this Agreement) to have reasonable access to Service Provider’s procedures, personnel and records, to the extent it is not prohibited by law, during normal business hours upon reasonable notice to Service Provider in order to facilitate the monitoring of: (i) the quality of Services provided under this Agreement; (ii) Service Provider’s compliance with the terms of this Agreement, including, without limitation, Service Provider’s compliance with the performance of the Services set forth in Section 1 of this Agreement;; and (iii) the accuracy of the invoices submitted to OFS and OFDI for payment.  The parties to the Agreement agree to cooperate in good faith in providing records to one another pursuant to this Section 6.

7.           Reporting.

If Service Provider and OFS agree that Service Provider may maintain more than one omnibus account in any Fund registered in the name of Service Provider (i.e., Service Provider is acting on behalf of more than one Plan), then Service Provider shall report to OFS the number of the Fund’s Shares purchased on a state by state basis.  At OFS’s request, Service Provider shall provide OFS with any and all information about any Plan or its Participants maintained by Service Provider, as may be reasonably necessary to permit OFS or any Fund to comply with any request received from the Fund’s board of directors or trustees, as applicable, any governmental body, any self-regulatory organization, any internal audit or other compliance personnel of OFI, OFS, OFDI or a Fund, or a trustee, plan administrator or sponsor of, or a Participant in, a Plan.  Service Provider shall have its recordkeeping system audited annually by an independent accounting firm qualified to conduct such service audits and shall provide OFS with a copy of auditor’s Type II report under Statement on Auditing Standards No. 70 (“SAS 70 report”), or Type I SAS 70 report, if currently available, upon request.

From time to time, but no more frequently than annually, OFS or OFDI may submit a due diligence questionnaire to Service Provider in hard copy or in electronic format, at the election of OFS or OFDI, as OFS or OFDI deems necessary or appropriate to maintain current information about Service Provider.  Service Provider shall complete each due diligence questionnaire and in such form as the parties may mutually agree and return it to the designated officer of OFS or the Funds by 60 business days after the Service Provider’s receipt of such questionnaire.   Nothing in this paragraph will preclude OFS or OFDI from requesting additional information from Service Provider as either of them shall reasonably determine is necessary or appropriate in monitoring Service Provider’s performance of its duties under this Agreement.

Service Provider shall provide such reports to OFS or OFDI in such form as the parties may mutually agree.

8.           Representations by Service Provider About OFI, OFS, OFDI and the Funds.

Service Provider is not authorized to make any representation to anyone concerning OFI, OFS, OFDI, any Fund or any Fund Shares that is not contained in the Prospectus, SAI, or in other written marketing materials prepared and distributed by OFDI for such use.  Service Provider shall not use any written marketing materials or other sales literature concerning OFI, OFS, OFDI or any Fund without the express written preapproval of OFDI in each instance.

9.           Limited Appointment as Agent.

(a)           Service Provider is hereby appointed to act as OFDI’s agent solely for the purpose of receiving orders, in accordance with the procedures outlined herein, for the purchase, exchange and redemption of Fund Shares on behalf of the Plans.  Except as provided in the foregoing sentence, Service Provider shall not be, nor shall it hold itself out to the public or engage in any activity as, an agent or distributor for any Fund, OFS, OFDI, OFI, or any of their affiliates.  Neither Service Provider nor any of Service Provider’s personnel shall provide investment advice in connection with the performance of Service Provider’s duties under this Agreement.  Nothing in this Agreement shall be construed to cause OFI, OFS or OFDI to have any supervisory obligations with respect to Service Provider or any of Service Provider’s personnel, and Service Provider shall not make any representations to the contrary.  Service Provider also acknowledges that Service Provider shall be responsible for satisfaction of its supervisory obligations with respect to Service Provider’s personnel.  Nothing herein shall be construed to cause Service Provider or any of Service Provider’s personnel to be employees of OFI, OFS or OFDI.  Service Provider’s maintenance of Participant Account level records for Plans is undertaken as agent for such Plans and not as agent for any Fund, OFI, OFS, OFDI, or any of their affiliates.  OFDI agrees that Service Provider may designate and authorize such intermediaries as it deems necessary, appropriate or desirable to receive orders, in accordance with the procedures outlined herein, for the purchase, exchange and redemption by Plans of Fund Shares.

(b)           Service Provider acknowledges that: (i) instructions in proper form for the purchase, exchange and redemption of Fund Shares from Plans (or from Participants) as provided herein must be received by Service Provider at or before the close of trading on the New York Stock Exchange (generally, 4:00 p.m. Eastern Time) (“Close of Trading”) on a Business Day (“Instructions”) and that orders for the purchase, exchange, and redemption of Fund Shares from Service Provider (“Service Provider Orders”) that are derived from those Instructions must be transmitted to OFS by the deadline set forth in Appendix D hereto in order to receive the NAV that is calculated for the Business Day on which Service Provider received such Instructions from Plans (or from Participants); (ii) Service Provider Orders that are derived from Instructions received by Service Provider at or before the Close of Trading on a Business Day but that are transmitted to OFS after the deadline set forth in Appendix D hereto shall not receive the NAV that is calculated for the Business Day on which Service Provider received such Instructions from Plans (or from Participants); and (iii) Service Provider Orders that are derived from Instructions received by Service Provider after the Close of Trading on a Business Day shall receive the NAV that is calculated for the Business Day next succeeding the Business Day on which Service Provider received such Instructions from Plans (or from Participants) provided such Service Provider orders are transmitted to OFS by the applicable deadline for such next succeeding Business Day.  For purposes of this Agreement, “Business Day” means each day that the New York Stock Exchange is open for business.

10.   Provision of Materials. OFDI shall provide Service Provider via hard copy or electronic document delivery without charge, sufficient quantities of each applicable Fund’s Prospectus, SAI, relevant proxy material, and periodic reports to shareholders.  OFDI may provide to Service Provider such other reports, documents or information as Service Provider may reasonably request.  Service Provider shall forward, at its own cost, any of the above-described materials to each Plan or Participants therein.

11.           NSCC Fund/SERV Processing Procedures and Manual Processing Procedures. If transactions in Fund Shares are to be processed through the National Securities Clearing Corporation’s (“NSCC”) Mutual Fund Settlement, Entry and Registration Verification (Fund/SERV) system or, if necessary, manually, then both Service Provider, or its designee, and OFDI shall be bound by the terms of the  procedures described in Appendix D.

12.           Indemnity.

Service Provider agrees to indemnify and hold harmless the Company, and its officers, directors, employees, agents, affiliated persons, subsidiaries and each person, if any, who controls the Company and/or Funds within the meaning of the Investment Company Act (collectively, the “Indemnified Parties” for purposes of this Section) against any losses, claims, expenses, damages, liabilities (including amounts paid in settlement thereof) and/or litigation expenses (including reasonable legal and other expenses)  (collectively the “Losses”), to which the Indemnified Parties may become subject to when such Losses result from: (i) a breach by Service Provider of a material provision of this Agreement; and/or (ii) Service Provider’s violation of an applicable law, rule or regulation relating to the subject matter of this Agreement.  Service Provider will reimburse any reasonable legal or other expenses reasonably incurred by the Indemnified Parties in connection with investigating or defending any such Losses. Service Provider shall not be liable for indemnification hereunder if such Losses are attributable to the bad faith, negligence, willful misfeasance or misconduct of the Company in performing its obligations under this Agreement.

The Company agrees to indemnify and hold harmless Service Provider and its officers, directors, employees, agents, affiliated persons, subsidiaries and each person, if any, who controls Service Provider within the meaning of the Investment Company Act (collectively, the “Indemnified Parties” for purposes of this Section) against any Losses, to which the Indemnified Parties may become subject to when such Losses result from: (i) a breach by the Company of a material provision of this Agreement; and/or (ii) the Company’s violation of an applicable law, rule or regulation relating to the subject matter of this Agreement.  The Company will reimburse any legal or other expenses reasonably incurred by the Indemnified Parties in connection with investigating or defending any such Losses.  The Company shall not be liable for indemnification hereunder if such Losses are attributable to the bad faith, negligence, willful misfeasance or misconduct of Service Provider in performing its obligations under this Agreement.

Promptly after receipt by an indemnified party hereunder of notice of the commencement of action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party hereunder, notify the indemnifying party, in writing, of the commencement thereof; but the failure to notify the indemnifying party will not relieve it from any liability which it may have to any indemnified party otherwise than under this Section.  In the event that such an action is brought against any indemnified party, the indemnifying party will be entitled to participate therein and, to the extent that it may wish to, assume the defense thereof, with counsel satisfactory to such indemnified party, and after notice from the indemnifying party to such indemnified party of its election to assume the defense thereof, the indemnifying party will not be liable to such indemnified party under this Section for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation.

If the indemnifying party assumes the defense of any such action, the indemnifying party shall not, without the prior written consent of the indemnified parties in such action, settle or compromise the liability of the indemnified parties in such action, or permit a default or consent to the entry of any judgment in respect thereof, unless in connection with such settlement, compromise or consent, each indemnified party receives from such claimant an unconditional release from all liability in respect of such claim.

13.           Insurance and Liability.

Service Provider represents that it will maintain comprehensive general liability coverage and will carry a fidelity bond covering it and each of its employees and authorized agents with limits not less than those considered commercially reasonable and appropriate under current industry practices, each issued by a qualified insurance carrier with a Best’s rating of at least “A” and, upon the Company’s request, it will furnish a certificate of insurance evidencing such coverage.

Service Provider shall notify OFS and OFDI immediately, or have its insurance carrier notify OFS at least 60 days prior to termination of any comprehensive general liability coverage or any fidelity bond coverage, or if such policies are amended or modified in such a way as to adversely affect the coverage provided for in this Section 13(a) above under such policies.

14. Expenses.  Except as otherwise expressly provided by this Agreement, each party shall bear its own expenses relating to the discharge of its duties hereunder.  No party to this Agreement shall be responsible for any expenses of the other party incident to this Agreement.  No party shall charge the other parties any fee for bank wires executed pursuant to this Agreement.

15.           Agreements With Other Parties.  Service Provider may enter into agreements and arrangements similar to this Agreement with organizations other than OFI, OFDI and OFS.  OFI, OFDI and OFS may enter into agreements and arrangements similar to this one with organizations other than Service Provider and may enter into arrangements with Plans for services similar to those to be provided under this Agreement.

16.           Disclosure to Other Parties.  OFI, OFDI or OFS may disclose to third parties that they have entered into this arrangement with Service Provider and Service Provider may disclose to third parties that it has entered into this arrangement with OFI, OFDI and OFS.  Further, the parties may disclose the compensation terms included herein to any other parties.  Service Provider covenants to, and shall comply with all laws, rules, or regulations in effect from time that apply to Service Provider with regard to the performance of the Services, including, without limitation, making any required disclosures to Plans, Participants, OFI, OFS, or OFDI concerning the amount or nature of fees charged by Service Provider, revenue sharing arrangements involving Service Provider, or other related financial or compensatory arrangements.  Service Provider shall not, without OFDI’s prior written approval, make public references to any Fund except as contemplated hereunder or, if applicable, to the availability of Fund Shares to be purchased at NAV except in accordance with this Agreement.

17.           Notices.  Notices with respect to this Agreement shall be sent as follows:

If to Service Provider:	Nationwide Financial Services, Inc. One Nationwide Plaza, 2-02-18 Columbus, OH 43215 Attention: AVP – NF Investment Offerings
If to OFI, to:	OppenheimerFunds, Inc. 2 World Financial Center 225 Liberty Street New York, NY 10281-1008 Attn: Director of Subadvisory Services
If to OFS, to:	OppenheimerFunds Services 6803 South Tucson Way Centennial, Colorado 80112 Attn: President
With a copy to:	OppenheimerFunds Distributor, Inc. General Counsel OppenheimerFunds, Inc. 2 World Financial Center 225 Liberty Street New York, NY 10281-1008
If to OFDI, to:	OppenheimerFunds Distributor, Inc. 2 World Financial Center 225 Liberty Street New York, NY 10281-1008 Attn: Director of Subadvisory Services

18.           Effectiveness; Termination.

This Agreement shall become effective as of the date set forth above.

Any party to this Agreement may terminate this Agreement upon ninety (90) days’ written notice to the other parties; provided, however, that OFDI reserves the right, (i) without notice, to suspend sales or to withdraw the offering of shares of any Fund, in whole or in part, or to make a limited offering of shares of any Fund or to redeem shares or take such other action as OFDI or a Fund’s Board of trustees or directors determines is appropriate; ; and (ii) upon 90 days’ written notice to Service Provider, to cease making payments to Service Provider which may otherwise be due under Section 4 or Section 5 of this Agreement.

The provisions of Sections 6, 7, 8, 12, 13, 14, 16, 19, 20 and 28 of this Agreement shall survive the termination of this Agreement.

In the event a Plan terminates its arrangements with Service Provider, and another entity succeeds Service Provider in providing services to that Plan that are substantially similar to the Services provided by Service Provider hereunder, Service Provider will liquidate all assets from such Plan and send the proceeds to the successor service provider within 30 days.  In the event a Plan terminates its arrangement with Service Provider and Service Provider has maintained account records for each Participant of such Plan as contemplated in Section 1 of this Agreemen~~t~~ Service Provider shall transfer the applicable records and data as determined by standard industry practices or regulatory requirements to the successor service provider within 30 days following the transfer.

Notwithstanding any of the foregoing provisions of this section 18, this Agreement shall remain in force and in effect for so long as allocations to any or all of the Separate Accounts and/or Trust/Custodial Accounts remain invested in Fund shares.

19.           Additional Representations, Warranties and Covenants.  By signing this Agreement, each party represents to the others that it has full power and authority under applicable law, and has taken all action necessary, to enter into and perform this Agreement and that by doing so it shall not breach or otherwise impair any other agreement or understanding with any other person, corporation or other entity. Each party further represents that Service Provider and the Funds have entered into a separate shareholder information agreement as contemplated by Rule 22c-2 under the Investment Company Act relating to frequent trading in Fund Shares and, in the event of a conflict between the provisions of this Agreement and the provisions of such shareholder information agreement, the shareholder information agreement will control.

If Service Provider collects and retains information at the Participant level, then Service Provider agrees to provide the Company, upon written request, any reports indicating the number of Plan Participants having interests in Fund shares offered in the Plans and such other information (including books and records) that the Company may reasonably request or as may be necessary or advisable to enable it to comply with any law, regulation or order.

Service Provider shall confirm and reconcile on each Business Day daily account activity.  Service Provider shall periodically reconcile the aggregate position for all Participants on its recordkeeping system to the daily position files received from the Company.  On a monthly basis, Service Provider shall reconcile the aggregate position for all Participants on its recordkeeping system with the corresponding balance in the account as reflected on the recordkeeping system designated by OFS or OFDI.   The Company shall provide Service Provider, or its designee, shareholder account information, which shall include all transactions made during that particular month and the outstanding share balance.  Service Provider shall promptly advise Company in writing of any discrepancies between its records and the balances as reflected on Company’s records.  It shall be presumed that the account balances reflected on Company’s records are correct.

(a).  Service Provider further represents, warrants and covenants to OFI, OFDI and OFS that:

(i)           The arrangement provided for in this Agreement shall be disclosed to the Plan Sponsor and/or its Participants to the extent required by applicable law.

(ii)           Service Provider is not and shall not be a discretionary “fiduciary” of any Plan as such term is defined in Section 3 (21) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and Section 4975 of the Code.

(iii)           The receipt by Service Provider of the fees described in Section 4 and, if applicable, Section 5 hereof shall not constitute a “non-exempt prohibited transaction” as such term is defined in Section 406 of ERISA and Section 4975 of the Code;

(iv)           Service Provider shall cause a restorable back-up copy of all Participant level records to be maintained at a secure off-site location and shall cause those records to be updated daily;

Service Provider is not required to be registered as a broker-dealer under applicable law, including as a result of entering into this Agreement, performing the Services as contemplated by this Agreement and receiving orders for the purchase, exchange and redemption by Plans of Fund Shares as set forth in Section 9 hereof; provided, however, Service Provider must comply with all applicable rules and regulations of FINRA in connection with the performance of Services under this Agreement;

(v)           Service Provider has and shall maintain policies and procedures reasonably designed to identify and prevent Fund shareholders from engaging in short-term transactions or arbitrage activity in contravention of Service Provider’s policy;

(vi)           Service Provider shall: (A) not assist or facilitate short-term trading activity or arbitrage activity on behalf of Participants or that may be harmful to each Fund and its shareholders or that may dilute the value of Fund Shares, (B) cooperate with OFS and OFDI to identify and prevent Participants from engaging in such short-term trading activity or arbitrage activity;

  (vii)           Service Provider has in place policies and procedures to prevent or detect late-day trading with respect to Fund Shares and short-term transactions or arbitrage activity in contravention of Service Provider’s policy, and each Fund’s policy as disclosed in its Prospectus or that may harmful to each Fund and its shareholders or that may dilute the value of Fund Shares.

 (viii)            The Service Provider’s subsidiaries and affiliates listed on Appendix A shall to the extent applicable to such entity, comply with (A) all applicable federal laws, rules and regulations, including applicable provisions of the Bank Secrecy Act, as amended by the USA PATRIOT Act of  2001 (the “Patriot Act”) and the regulations administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control, and (B) any reasonable requests in connection therewith, made by appropriate regulatory authorities, or Company.  As a result of a money laundering investigation, Company reserves the right to reject any transaction and/or cease to transact with Service Provider pending resolution of such investigation.

Further, Service Provider represents that it has not received notice of, and to its knowledge, there is no basis for, any claim, action, suit, investigation or proceeding that Service Provider is not or has not been in compliance with the Patriot Act, and the rules and regulations promulgated thereunder.  If Service Provider’s subsidiaries and affiliates listed on Appendix A are obligated to comply with Section 326 of the USA PATRIOT ACT, then it certifies that it has implemented a Customer Identification Program (“CIP”) and agrees to perform the specific requirements of its CIP for all applicable accounts.

      (ix)           In the event of any conflict between the provisions of this paragraph and any other provisions of this Agreement, the provisions of this paragraph shall control.

(x)           Service Provider represents and warrants that it will otherwise comply with all applicable federal and state laws, regulations, and rules in connection with this Agreement.

(xi)           Services shall be performed by qualified and appropriately licensed personnel of Service Provider in accordance with the terms of this Agreement and the highest industry standards.

(b).  Company further represents, warrants and covenants to Service Provider that:

(i)           Each Fund is duly organized and validly existing under applicable state law, that each Fund’s shares are duly authorized for issuance in accordance with applicable law, that each Fund is registered as an open-end management investment company under the 1940 Act, and that each Fund intends to maintain its registration as an investment company under the 1940 Act.

(ii)           Each Fund shall take all such actions as are necessary to permit the sale of its shares to the Plans, including registering its shares sold under the terms of this Agreement, as required, under the 1933 Act, amending the registration statement for its shares under the 1933 Act and the 1940 Act from time to time as required in order to effect the continuous offering of its shares, registering and qualifying its shares for sale in all states where applicable, and promptly notifying Service Provider if any shares are not qualified in a particular state.

(iii)           Each Fund is currently qualified as a regulated investment company under Subchapter M of the Code, and that each Fund shall make every effort to maintain such qualification.  Company shall promptly notify Service Provider upon having a reasonable basis for believing that a Fund has ceased to so qualify, or that a Fund may not qualify as such in the future.

(iv)           OFDI as the distributor of the Funds, (A) is registered as a broker-dealer under the Securities Exchange Act of 1934, as amended (the “1934 Act”) and will remain duly registered under all applicable federal and state securities laws, (B) is a member in good standing of FINRA, (C) serves as principal underwriter/distributor of the Funds, and (D) will perform its obligations for each Fund in accordance with any applicable state and federal securities laws.

(v)           OFI as the adviser of the Funds, is duly registered as an investment adviser under the Investment Advisers Act of 1940, as amended, and will remain duly registered under all applicable federal and state securities laws and that it will perform its obligations for each Fund in accordance with any applicable state and federal securities laws.

(vi) The Company shall comply with (A) all applicable federal laws, rules and regulations, including applicable provisions of the Bank Secrecy Act, as amended by the USA PATRIOT Act of  2001 (the “Patriot Act”) and the regulations administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control, and (B) any reasonable requests in connection therewith, made by appropriate regulatory authorities, or Service Provider.  As a result of a money laundering investigation, Service Provider reserves the right to reject any transaction and/or cease to transact with Company pending resolution of such investigation.

Further, Company represents that it has not received notice of, and to its knowledge there is no basis for, any claim, action, suit, investigation or proceeding that Company is not or has not been in compliance with the Patriot Act, and the rules and regulations promulgated thereunder.

20.           Use of Name.  Except as otherwise provided for in this Agreement, no party shall use the name or any trademark or service mark of any other party without that party’s prior written consent. In the event this Agreement is terminated, Service Provider shall not use Oppenheimer’s name or any other words that may be reasonably construed to imply a continuing relationship, however Service Provider shall be permitted to use Oppenheimer’s name in accordance with the terms of this Agreement for so long as Fund Shares subject to this Agreement are outstanding.

21.           Assignment; Integration.  Neither this Agreement nor any of the rights and obligations hereunder may be assigned by any party hereto without the written consent of the other parties hereto. Notwithstanding the foregoing or anything to the contrary set forth in this Agreement, (a) OFI, OFS or OFDI may transfer or assign its rights, duties and obligations hereunder or interest herein to any entity owned, directly or indirectly, by Oppenheimer Acquisition Corp. or to a successor in interest pursuant to a merger, reorganization, stock sale, asset sale or other transaction, with the prior written consent of Service Provider, which consent shall not be unreasonably withheld, and (b) Service Provider may transfer or assign its rights, duties and obligations hereunder or interest herein to any entity owned, directly or indirectly, by or to a successor in interest pursuant to a merger, reorganization, stock sale, asset sale or other transaction, with the prior written consent of OFI, OFS, or OFDI, which consent shall not be unreasonably withheld.  If a party transfers or assigns it rights, duties and obligations as described above, such party shall provide sixty (60) calendar days written notice to the other party.  This Agreement contains the full and complete understanding among the parties with respect to the transactions covered and contemplated hereunder and supersedes all prior agreements or understandings between the parties relating to the subject matter hereof, whether oral or written, express or implied.

22.           Amendment.  This Agreement and any amendments thereto shall not be amended or modified except by written instrument executed by the party against which enforcement is sought.

23.           Waiver of Agreement.  No term or provision of this Agreement maybe waived or modified unless done so in writing and signed by the party against whom such waiver or modification is sought to be enforced.  Either party’s failure to insist at any time on strict compliance with this Agreement or with any of the terms under this Agreement or any continued course of such conduct on its part will in no event constitute or be considered a waiver by such party of any of its rights or privileges.

24.           Enforceability.  If any portion of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of the Agreement shall not be affected thereby.

25.           Remedies not Exclusive.  The rights, remedies and obligations contained in this Agreement are cumulative and are in addition to any and all rights, remedies and obligations, at law or in equity, which the parties to this Agreement are entitled to under state and federal laws.

26.           Governing Law; Severability.  This Agreement and all the rights and obligations of the parties shall be governed by and construed under the laws of the State of New York without giving effect to conflicts of laws principles.  In the event that any provision of this Agreement, or the application of any such provision to any person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law.

This Agreement shall be subject to the provisions of the 1933 Act, 1934 Act and Investment Company Act and the rules and regulations thereunder, including such exemptions from those statutes, rules and regulations as the Securities and Exchange Commission may grant.

27.           Force Majeure.  Except as otherwise specified herein, no party shall be liable, nor shall any party be considered in breach of this Agreement, whether or not due to any failure or delay in performance of its obligations under this Agreement, as a result of a cause beyond its reasonable control including but not limited to any act of God or public enemy, act of any military, civil or regulatory authority, terrorist act, change in any law or regulation, fire, flood, tornado, earthquake, storm, or other like event, disruption or outage of computers or communications, equipment failure, power or other utility failure, labor strikes, exchange action, action or inaction on the part of pricing services utilized by OFI to price any Fund’s Shares, unusual trading activity or the suspension or disruption of trading on any exchange or another other cause, whether similar or dissimilar to any of the foregoing, which could not have been prevented with reasonable care.

28.           Confidentiality.

For purposes of this Section, “Customer Information” means non-public personally identifiable information as defined in the Gramm-Leach-Bliley Act and the rules and regulations promulgated thereunder, and each party agrees not to use, disclose or distribute to others any such information except as necessary to perform the terms of this Agreement or as required by applicable law.  Each party agrees to comply with all applicable provisions of the Gramm-Leach-Bliley Act.

For purposes of this Section and Section 30, “Confidential Information” means any data or information regarding proprietary or confidential information concerning each of the parties.  Confidential Information does not include information that (a) was in the public domain prior to the date of this Agreement or subsequently came into the public domain through no fault of the receiving party (“Receiving Party”) or by no violation of this Agreement; (b) was lawfully received by the Receiving Party from a third party free of any obligation of confidence of such third party; (c) was already in the possession of the Receiving Party prior to receipt thereof directly or indirectly from the disclosing party (“Disclosing Party”); (d) is required to be disclosed pursuant to applicable laws, regulatory or legal process, subpoena or court order; (e) is subsequently and independently developed by employees, consultants or agents of the Receiving Party without reference to or use of the Confidential Information disclosed under this Agreement; or (f) pertains to or sets forth the amounts payable to Service Provider under this Agreement.  Each of the parties warrants to the other that it shall not disclose to any person any Confidential Information which it may acquire in the performance of this Agreement; nor shall it use such Confidential Information for any purposes other than to fulfill its contractual obligations under this Agreement and it will maintain the other party’s Customer and Confidential Information with reasonable care, which shall not be less than the degree of care it would use for its own such information.

Each party shall promptly notify the other parties hereto in writing of any unauthorized, negligent or inadvertent use or disclosure of Confidential Information by or on behalf of such party.  Each party shall be liable under this Agreement to the other parties hereto for direct damages that result from any use of disclosure of Confidential Information in violation of this Agreement by its employees, attorneys, accountants, or other advisors or agents.

In the event Confidential Information includes Customer Information, the Customer Information clause controls.

29.           Voting.                      To the extent that pass-through voting privileges exist for the Separate Accounts, Service Provider shall distribute all proxy material furnished by the Company (provided that such material is received by Service Provider or its designated agent at least 10 business days prior to the date scheduled for mailing to the Plan or its selected fiduciary or authorized representative) and shall vote Fund shares in accordance with instructions received from the Plan, the Plan’s selected fiduciary or its authorized representative on behalf of participants who have interests in such Fund shares. Service Provider shall vote the Fund shares for which no instructions have been received in the same proportion as Fund shares for which said instructions have been received from the Plan, the Plan’s selected fiduciary or authorized representative, provided that such proportional voting is not prohibited by a Plan’s trust or qualified retirement plan document, if applicable.  Service Provider and its agents will in no way recommend an action in connection with or oppose or interfere with the solicitation of proxies in the Fund shares.

To the extent that pass-through voting is not required, Service Provider shall distribute all proxy material furnished by the Company for shares of Funds held in Trust/Custodial Accounts to the Plan, the Plan’s selected fiduciary or its authorized representative for voting instructions (provided that such material is received by Service Provider or its designated agent at least 10 business days prior to the date scheduled for mailing to the Plan, the Plan’s selected fiduciary or its authorized representative).

30.           Security.  Each party will maintain and enforce safety and physical security procedures with respect to its access and maintenance of Confidential Information that (a) are at least equal to industry standards for such types of locations, (b) are in accordance with reasonable policies in these regards, and (c) provide reasonably appropriate technical and organizational safeguards against accidental or unlawful destruction, loss, alteration or unauthorized disclosure or access of Confidential Information under this Agreement. Without limiting the generality of the foregoing, each party will take all reasonable measures to secure and defend its location and equipment against “hackers” and others, both internal and external, who may seek, without authorization, to modify or access its systems or the information found therein. Each party will periodically test its systems for potential areas where security could be breached, and will report to the other party immediately any breaches of security or unauthorized access to its systems that it detects or becomes aware of.  Each party will use diligent efforts to remedy such breach of security or unauthorized access in a timely manner.  Each party maintains the reasonable right to audit its data in the other party’s systems environment.

All Confidential Information must be stored in a physically and logically secure environment that protects it from unauthorized access, modification, theft, misuse and destruction.  In addition to the general standards set forth above, each party will maintain an adequate level of physical security controls over its facility including, but not limited to, appropriate alarm systems, fire suppression, and access controls (including off-hour controls) which may include visitor access procedures, security guard force, and video surveillance,.  Further, each party will maintain an adequate level of data security controls, including, but not limited to, logical access controls including user sign-on identification and authentication, data access controls (e.g., password protection of applications, data files and libraries), accountability tracking, anti-virus software, secured printers, restricted download to disk capability and provision for system backup.

31.           Section Headings.  The section headings in this Agreement are for reference and convenience only and shall not be construed to limit or otherwise affect the meaning of this Agreement.

32.           Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement.

33.           Termination of Prior Agreements.  This Agreement hereby terminates and replaces existing agreements including but not limited to the following prior agreements among some or all of the parties:

 (The remainder of this page has been left intentionally blank.  The signature page follows.)

IN WITNESS WHEREOF, the undersigned have executed this Agreement by their duly authorized officers as of the date first written above.

OPPENHEIMERFUNDS DISTRIBUTOR, INC.

By:  _______________________________
Christina Loftus
Vice President

OPPENHEIMERFUNDS, INC. (on behalf of itself and its division, OppenheimerFunds Services)

By:  _______________________________
Susan Cornwell,
Senior Vice President

NATIONWIDE FINANCIAL SERVICES,  INC.

By: __________________________________

Karen R. Colvin
AVP – NF Investment Offerings

Appendix A

Subsidiaries

Nationwide Life Insurance Company
Nationwide Life and Annuity Insurance Company
Nationwide Trust Company, FSB
Nationwide Investment Services Corporation
Nationwide Retirement Solutions, Inc., and subsidiaries and affiliates
Nationwide Life Insurance Company of America
Nationwide Life and Annuity Company of America
Nationwide Investment Advisors, LLC

Any other existing or future direct or indirect subsidiaries of Nationwide Financial Services, Inc. issuing Separate Accounts, offering Trust/Custodial Accounts, or performing substantially identical duties or obligations hereunder on behalf of Service Provider provided that such subsidiary is duly formed, validly existing and has all necessary licenses.

APPENDIX B

Oppenheimer Balanced Fund
Oppenheimer Baring China Fund
Oppenheimer Baring Japan Fund
Oppenheimer Capital Appreciation Fund
Oppenheimer Capital Income Fund
Oppenheimer Cash Reserves
Oppenheimer Champion Income Fund
Oppenheimer Commodity Strategy Total Return Fund
Oppenheimer Convertible Securities Fund
Oppenheimer Core Bond Fund
Oppenheimer Developing Markets Fund
Oppenheimer Discovery Fund
Oppenheimer Dividend Growth Fund
Oppenheimer Emerging Growth Fund
Oppenheimer Equity Fund, Inc.
Oppenheimer Equity Income Fund, Inc.
Oppenheimer Global Fund
Oppenheimer Global Opportunities Fund
Oppenheimer Gold & Special Minerals Fund
Oppenheimer International Bond Fund
Oppenheimer International Diversified Fund
Oppenheimer International Growth Fund
Oppenheimer International Small Company Fund
Oppenheimer International Value Fund
Oppenheimer LifeCycle Funds
Oppenheimer Limited-Term Government Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Opportunity Fund
Oppenheimer Main Street Small Cap Fund
Oppenheimer MidCap Fund
Oppenheimer Money Market Fund, Inc.
Oppenheimer Portfolio Series
Oppenheimer Quest Balanced Fund
Oppenheimer Quest International Value Fund, Inc.
Oppenheimer Quest Opportunity Value Fund
Oppenheimer Real Estate Fund
Oppenheimer Rising Dividends Fund, Inc.
Oppenheimer Select Value Fund
Oppenheimer Small- & Mid- Cap Value Fund
Oppenheimer Strategic Income Fund
Oppenheimer U.S. Government Trust
Oppenheimer Value Fund
OFI Stable Value Trust1

Schedule I to Appendix B

LIST OF APPROVED CLASSES OF SHARES OF FUNDS (THE “FUND SHARES”)* LISTED ON OR DESCRIBED IN APPENDIX B

Class A at NAV

Class Y

2
The OFI Stable Value Trust (Fund) is not a mutual fund and is not registered with or regulated by the US Securities and Exchange Commission.  It is a collective trust of the OFI Trust Company, a New York State Trust Company, selectively offered to eligible retirement plans.  Units of participation in this trust are not registered under the Investment Company Act of 1940 or the Securities Act of 1933.  Due to regulatory restrictions, the Fund does not have a ticker symbol and the price is not published in daily periodicals. There are certain restrictions on investments in and withdrawals from the Fund.  All investors should read the OFI Stable Value Trust description (product offering) before investing.

*	The purchase, exchange or redemption of a Fund’s Class B and Class C shares is not permitted under this Agreement.

Appendix C

Administrative Services Fees

Effective as of January 1, 2009 OFI and/or OFS agree to pay Service Provider in accordance with the terms of Section 4 herein, at the annual rates noted below.  Such fee shall be calculated quarterly based on the average daily net assets in each such Plan Account for the quarter.  Service Provider shall provide OFS an invoice via the OppenheimerFunds secured Alliance Trading website or other mutually agreed upon electronic format after the end of each quarter, identifying the broker-dealer of record and representative of record, if applicable, and certifying the number of actively funded sub-accounts subject to the aforementioned fees, and OFI and/or OFS, as applicable, shall make such payment to the Service Provider within 30 business days of receipt of the invoice.  Invoices submitted in excess of 60 days of the time period to which the invoice relates may be subject to non-payment.  In the event an invoice is submitted in excess of 60 days, the parties agree to work in good faith to resolve.  OFDI agrees to make a best effort to notify Service Provider in the event an invoice is not received within 30 days after each month-end.  Furthermore, OFDI and/or OFS agree to make a best effort to notify Service Provider within 30 days of receipt of an invoice in the event of discrepancies or inaccuracies with accounts and/ or calculations contained within the invoice as identified by OFDI and/or OFS.

An initial payment of $____ will be made for the periods ending December 31, 2008.

FUNDS	SERVICE FEES
	Admin Fee	12b-1 Fee
Class A Shares- existing Plan Assets	__ bps	As Listed in prospectus
Class A Shares- New Plan Assets	__ bps*	As listed in prospectus
Class Y Shares - New Plan Assets	__ bps	As listed in prospectus

*Effective 01/01/2007 the fee payable is __ bps for assets in new Plans established after 01/01/2007.

The Company recognizes that Service Provider incurs certain expenses relating to offering Funds through Nationwide Trust Company, FSB, (a division of Nationwide Bank). If the Company has Funds participating through Nationwide Trust Company, FSB, the Company agrees to pay a $____ set up fee, per fund, for any additional Funds offered through Nationwide Trust Company, FSB.  This fee does not apply to Funds participating in the Separate Accounts or the Custodial Accounts not offered through Nationwide Trust Company, FSB.  Service Provider will invoice the Company for this fee.

Appendix D

FUND/SERV PROCESSING PROCEDURES

AND

MANUAL PROCESSING PROCEDURES

The purchase, redemption and settlement of shares of a Fund (“Shares”) will normally follow the Fund/SERV-Defined Contribution Clearance and Settlement Service (“DCCS”) Processing Procedures below and the rules and procedures of the SCC Division of the National Securities Clearing Corporation (“NSCC”) shall govern the purchase, redemption and settlement of Shares of the Funds through NSCC by Service Provider.  In the event of equipment failure or technical malfunctions or the parties’ inability to otherwise perform transactions pursuant to the FUND/SERV Processing Procedures, or the parties’ mutual consent to use manual processing, the Manual Processing Procedures below will apply.

It is understood and agreed that, in the context of Section 22 of the Investment Company Act and the rules and public interpretations thereunder by the staff of the Securities and Exchange Commission (SEC Staff), receipt by Service Provider of any Instructions from the Plan participant prior to the Close of Trade on any Business Day shall be deemed to be receipt by the Funds of such Instructions solely for pricing purposes and shall cause purchases and sales to be deemed to occur at the Share Price for such Business Day, except as provided in 4(c) of  the Manual Processing Procedures. Each Instruction shall be deemed to be accompanied by a representation by Service Provider that it has received proper authorization from each plan participant whose purchase, redemption, account transfer or exchange transaction is effected as a result of such Instruction.

Fund/SERV-DCCS Processing Procedures

1.
On each business day that the New York Stock Exchange (the “Exchange”) is open for business on which the Funds determine their net asset values ("Business Day"), the Company shall accept, and effect changes in its records upon receipt of purchase, redemption, exchanges, account transfers and registration instructions from Service Provider electronically through Fund/SERV ("Instructions”) without supporting documentation from the plan participant.  On each Business Day, the Company shall accept for processing any Instructions from Service Provider and shall process such Instructions in a timely manner.

2.
Company shall perform any and all duties, functions, procedures and responsibilities assigned to it under this Agreement and as otherwise established by the NSCC.  Company shall conduct each of the foregoing activities in a competent manner and in compliance with (a) all applicable laws, rules and regulations, including NSCC Fund/SERV-DCCS rules and procedures relating to Fund/SERV; (b) the then-current Prospectus of a Fund; and (c) any provision relating to Fund/SERV in any other agreement of the Company that would affect its duties and obligations pursuant to this Agreement.

3.
Confirmed trades and any other information provided by the Company to Service Provider through Fund/SERV and pursuant to this Agreement shall be accurate, complete, and in the format prescribed by the NSCC.

4.
Trade information provided by Service Provider to the Company through Fund/SERV and pursuant to this Agreement shall be accurate, complete and, in the format prescribed by the NSCC.  All Instructions by Service Provider regarding each Fund/SERV Account shall be true and correct and will have been duly authorized by the registered holder.

5.
For each Fund/SERV transaction, Service Provider shall provide the Funds and the Company with all information necessary or appropriate to establish and maintain each Fund/SERV transaction (and any subsequent changes to such information), which Service Provider hereby certifies is and shall remain true and correct.  Service Provider shall maintain documents required by the Funds to effect Fund/SERV transactions.  Service Provider certifies that all Instructions delivered to Company on any Business Day shall have been received by Service Provider from the plan participant by the close of trading (generally 4:00 p.m. Eastern Time (“ET”)) on the Exchange (the "Close of Trading") on such Business Day and that any Instructions received by it after the Close of Trading on any given Business Day will be transmitted to Company on the next Business Day.

Manual Processing Procedures

1.
On each Business Day, Service Provider may receive Instructions from the plan participant for the purchase or redemption of shares of the Funds based solely upon receipt of such Instructions prior to the Close of Trading on that Business Day.  Instructions in good order received by Service Provider prior to the close of trading on any given Business Day (generally, 4:00 p.m. ET (the “Trade Date”) and transmitted to the Company by no later than 9:30 a.m. ET the Business Day following the Trade Date (“Trade Date plus One” or “T+1”), will be executed at the NAV (“Share Price”) of each applicable Fund, determined as of the Close of Trading on the Trade Date.

2.
By no later than 6:30 p.m. ET on each Trade Date (“Price Communication Time”), the Company will use its best efforts to communicate to Service Provider via electronic transmission acceptable to both parties, the Share Price of each applicable Fund, as well as dividend and capital gain information and, in the case of funds that credit a daily dividend, the daily accrual or interest rate factor, determined at the Close of Trading on that Trade Date.

3.
As noted in Paragraph 1 above, by 9:30 a.m. ET on T+1 (“Instruction Cutoff Time”) and after Service Provider has processed all approved transactions, Service Provider will transmit to the Company via facsimile, telefax or electronic transmission or system-to-system, or by a method acceptable to Service Provider and the Company, a report (the “Instruction Report”) detailing the Instructions that were received by Service Provider prior to the Funds’ daily determination of Share Price for each Fund (i.e., the Close of Trading) on Trade Date.

(a)      It is understood by the parties that all Instructions from the plan participant shall be received and processed by Service Provider in accordance with its standard transaction processing procedures.  Service Provider or its designees shall maintain records sufficient to identify the date and time of receipt of all plan participant transactions involving the Funds and shall make or cause to be made such records available upon reasonable request for examination by the Funds or its designated representative or, by appropriate governmental authorities.  Under no circumstances shall Service Provider change, alter or modify any Instructions received by it in good order.

(b)
Following the completion of the transmission of any Instructions by Service Provider to the Company by the Instruction Cutoff Time, Service Provider will verify that the Instruction was received by the Company.

(c)
In the event that an Instruction transmitted by Service Provider on any Business Day is not received by the Company by the Instruction Cutoff Time, due to mechanical difficulties or for any other reason beyond Service Provider’s reasonable control, such Instruction shall nonetheless be treated by the Company as if it had been received by the Instruction Cutoff Time, provided that Service Provider retransmits such Instruction by facsimile transmission to the Company and such Instruction is received by the Company’s financial control representative no later than 9:30 a.m. ET on T+1.  In addition, Service Provider will use its best efforts to place a phone call to a financial control representative of the Company prior to 12:00 p.m. noon ET on T+1 to advise the Company that a facsimile transmission concerning the Instruction is being sent.

(d)	With respect to all Instructions, the Company’s financial control representative will manually adjust a Fund’s records for the Trade Date to reflect any Instructions sent by Service Provider.

(e)
By no later than 4:00 p.m. on T+1, and based on the information transmitted to the Company pursuant to Paragraph 3(c) above, Service Provider will use its best efforts to verify that all Instructions provided to the Company on T+1 were accurately received and that the trades for each Account were accurately completed and Service Provider will use its best efforts to notify Company of any discrepancies.

4.
As set forth below, upon the timely receipt from Service Provider of the Instructions, the Fund will execute the purchase or redemption transactions (as the case may be) at the Share Price for each Fund computed as of the Close of Trading on the Trade Date.

(a)
Except as otherwise provided herein, all purchase and redemption transactions will settle on T+1.  Settlements will be through net Federal Wire transfers to an account designated by a Fund.  In the case of Instructions which constitute a net purchase order, settlement shall occur by Service Provider initiating a wire transfer by 1:00 p.m. ET on T+1 to the custodian for the Fund for receipt by the Funds’ custodian by no later than the Close of Business at the New York Federal Reserve Bank on T+1, causing the remittance of the requisite funds to the Company to cover such net purchase order.

In the case of Instructions which constitute a net redemption order, settlement shall occur by the Company causing the remittance of the requisite funds to cover such net redemption order by Federal Funds Wire by 1:00 p.m. ET on T+1, provided that the Fund reserves the right to (i) delay settlement of redemptions for up to seven (7) Business Days after receiving a net redemption order in accordance with Section 22 of the 1940 Act and Rule 22c-1 thereunder, or (ii) suspend redemptions pursuant to the 1940 Act or as otherwise required by law.  Settlements shall be in U.S. dollars.

(b)
Service Provider (and its Separate Accounts and/or Trust/Custodial Accounts) shall be designated as record owner of each account (“Record Owner”) and Company shall provide Service Provider with all written confirmations required under federal and state securities laws.

(c)
On any Business Day when the Federal Reserve Wire Transfer System is closed, all communication and processing rules will be suspended for the settlement of Instructions.  Instructions will be settled on the next Business Day on which the Federal Reserve Wire Transfer System is open.  The original T+1 Settlement Date will not apply.  Rather, for purposes of this Paragraph 4(c) only, the Settlement Date will be the date on which the Instruction settles.

(d)
Service Provider shall, upon receipt of any confirmation or statement concerning the accounts, verify the accuracy of the information contained therein against the information contained in Service Provider’s internal record-keeping system and shall promptly, advise the Company in writing of any discrepancies between such information.  The Company and Service Provider shall cooperate to resolve any such discrepancies as soon as reasonably practicable.

Adjustments

In the event of any error or delay with respect to both the Fund/SERV Processing Procedures and the Manual Processing Procedures outlined in Appendix D herein:  (i) which is caused by the Funds or the Company, the Company shall make any adjustments on the Funds’ accounting system necessary to correct such error or delay and the responsible party or parties shall reimburse the plan participant and Service Provider, as appropriate, for any losses or reasonable costs incurred directly as a result of the error or delay but specifically excluding any and all consequential punitive or other indirect damages or (ii) which is caused by Service Provider, the Company shall make any adjustment on the Funds’ accounting system necessary to correct such error or delay and the affected party or parties shall be reimbursed by Service Provider for any losses or reasonable costs incurred directly as a result of the error or delay, but specifically excluding any and all consequential punitive or other indirect damages.  In the event of any such adjustments on the Funds’ accounting system, Service Provider shall make the corresponding adjustments on its internal record-keeping system.  In the event that errors or delays with respect to the procedures are contributed to by more than one party hereto, each party shall be responsible for that portion of the loss or reasonable cost which results from its error or delay.  All parties agree to provide the other parties prompt notice of any errors or delays of the type referred to herein and to use reasonable efforts to take such action as may be appropriate to avoid or mitigate any such costs or losses.

Corrections

Trade corrections will be submitted by Service Provider at the then current day NAV and Service Provider will make any necessary accounting adjustments in order to reconcile such transactions.